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Exhibit 99.1

Allied Motion Technologies, Inc. 23 Inverness Way East, Suite 150 Englewood, Colorado 80112 Phone: 303 799-8520 Fax: 303 799-8521
PRESS RELEASE
Release: February 23, 2004 Contact: Richard Smith or Sue Chiarmonte
FOR IMMEDIATE RELEASE	Stock Symbol: AMOT (NASDAQ-Small Cap Market)

ALLIED MOTION REPORTS PROFITS FOR THE
QUARTER AND YEAR ENDED DECEMBER 31, 2003

        DENVER, COLORADO—Allied Motion Technologies, Inc. (NASDAQ: AMOT) (formerly Hathaway Corporation) today announced it achieved income from continuing operations for the fourth quarter of $392,000 or $.07 per diluted share compared to $97,000 or $.02 per diluted share for the same period last year. Revenue for the quarter ended December 31, 2003 was $10,684,000 compared to $9,171,000 last year.

        For the year ended December 31, 2003, the Company recognized income from continuing operations of $948,000 or $.19 per diluted share compared to a loss from continuing operations of $59,000 or $.01 per diluted share for the year ended December 31, 2002. Included in the current year's continuing operating results are a pre-tax restructuring charge of $211,000 and a tax benefit of $298,000 related to the realization of a prior year state income tax refund. Revenue for the year ended December 31, 2003 was $39,434,000 compared to $25,046,000 last year. This year's revenue includes revenue from Motor Products Corporation for the full year whereas last year's revenue included only five months. Backlog at December 31, 2003 was $13,383,000.

        The results from discontinued operations for the fourth quarter of this year were zero compared to income of $40,000 for the same period last year. Results from discontinued operations were zero for the year ended December 31, 2003 compared to net income of $284,000 for the year ended December 31, 2002.

        Net income for the fourth quarter was $392,000 or $.07 per diluted share compared to net income of $137,000 or $.03 per diluted share for the fourth quarter last year. Net income for the year ended December 31, 2003 was $948,000 or $.19 per diluted share compared to a net income of $225,000 or $.05 per diluted share for the year ended December 31, 2002.

        "We are very pleased with the results for 2003," commented Dick Smith, CEO of Allied Motion. "During 2003, we achieved the profit goals we set for the year and we also further strengthen our organization which will enhance our ability to successfully grow the Company in the future. We've made significant improvements to our operating efficiencies and are committed to our programs of continuous improvement. While we are pleased with our progress, we will continue to concentrate on building the foundation that will be necessary for us to achieve our long-term goals for growth in sales and profitability. Concurrently, we continue to actively pursue new acquisition opportunities to further our expansion into the motion control industry, as evidenced by our recent announcement regarding the acquisition of Owosso Corporation and its wholly-owned subsidiary, Stature Electric."

        Dick Warzala, President of Allied Motion, added, "During 2003, we exhibited a stable level of sales and maintained our emphasis on internal cost reductions to improve our bottom line. The focused efforts of our dedicated team of employees resulted in an increase of approximately $1 million in revenues and $1.2 million in operating profits in 2003 as compared to 2002 on a proforma basis with Motor Products included for the full year. While we are substantially complete with the restructuring from seven separate operations to three facilities, part of the savings realized was redeployed to add to and enhance the critical engineering resources in our organization. The addition of critical engineering resources is fundamental to the ultimate success of our defined strategy and we are confident this will accelerate our top line growth in the future. In addition, the continued implementation of our lean manufacturing initiatives and an increased emphasis on reducing product costs through strategic sourcing and product re-design efforts will improve our cost effectiveness and further enhance our ability to win new business opportunities in the future."

        Headquartered in Denver, Colorado, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

        The statements in this press release and in the Company's February 23, 2004 conference call that relate to future plans, events or performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statements that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include international, national and local general business and economic conditions in the Company's markets, introduction of new technologies, products and competitors, success in making acquisitions of motion control businesses, the ability to protect the Company's intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, the continued success of the Company's customers to allow the Company to realize revenue from its order backlog and to support the Company's expected delivery schedules, the continued viability of the Company's customers and their ability to adapt to changing technology and product demand, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company's products and services, changes in government regulations, availability of financing, the ability of the Company's lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions and the ability to attract and retain qualified personnel who can design new applications and products for the motion industry. The Company's ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers' needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.

ALLIED MOTION TECHOLOGIES, INC.
FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	For the Three Months Ended December 31,		For the Year Ended December 31,
HIGHLIGHTS OF OPERATING RESULTS
	2003	2002	2003	2002
Revenue from continuing operations	$10,684	$9,171	$39,434	$25,046

Income (loss) before income taxes from continuing operations	$593	$151	$967	$(76)
(Provision) benefit for income taxes	(201)	(54)	(19)	17

Income (loss) from continuing operations	392	97	948	(59)

Income from discontinued operations	—	40	—	284

Net income	$392	$137	$948	$225

PER SHARE AMOUNTS:
Diluted income (loss) per share from continuing operations	$.07	$.02	$.19	$(.01)

Diluted income per share from discontinued operations	—	.01	—	.06

Diluted income per share	$.07	$.03	$.19	$.05

Diluted weighted average common shares	5,380	4,871	5,061	4,930

CONDENSED BALANCE SHEETS	December 31, 2003	December 31, 2002
Assets
Current Assets:
Cash and cash equivalents	$1,960	$1,955
Current assets of segment held for sale	—	684
Trade receivables, inventories, and other current assets	11,247	11,537

Total Current Assets	13,207	14,176
Property, plant and equipment, net	6,423	6,431
Goodwill and intangible assets	7,437	7,741

Total Assets	$27,067	$28,348

Liabilities and Stockholders' Investment
Current Liabilities:
Current liabilities of segment held for sale	$—	$535
Debt obligations	1,967	4,133
Accounts payable and other current liabilities	5,734	5,650

Total Current Liabilities	7,701	10,318
Long term liabilities	3,307	3,053

Total Liabilities	11,008	13,371
Stockholders' Investment	16,059	14,977

Total Liabilities and Stockholders' Investment	$27,067	$28,348

	For the Year Ended December 31,
CONDENSED STATEMENTS OF CASH FLOWS
	2003	2002
Cash flows from operating activities:
Net income (loss)	$948	$225
Depreciation and amortization	1,359	949
Changes in working capital balances and other	354	(1,361)

Net cash from operating activities	2,661	(187)
Net cash from investing activities	(964)	(6,029)
Net cash from financing activities	(1,756)	4,607
Effect of foreign exchange rate changes on cash	64	152

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5	(1,457)
Unrestricted cash and cash equivalents at beginning of year	1,955	3,412

CASH AND CASH EQUIVALENTS AT DECEMBER 31	$1,960	$1,955

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ALLIED MOTION REPORTS PROFITS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2003